Exhibit 99.1

For Immediate Release

Contact: Shev Rush Media First Public Relations shev@mediafirstpr.com 760-567-4321 Judy Piercey Kintera Corporate Communications jpiercey@kintera.com 858-795-3056

Kintera Announces Record Third Quarter 2004 Revenue

•                  Q3 2004 revenue increased to $7.0 million, up 218% from $2.2 million in Q3 2003

•                  $34.6 million in online donations processed for Q3 2004, compared to $18.3 million for Q3 2003

•                  Kintera achieves new milestones with 63,000 campaigns, 9,500 accounts and 2,200 contracts

•                  Kintera launches Directed Giving program through major corporations

SAN DIEGO – November 4, 2004 – Kintera® Inc. (NASDAQ: KNTA), a leading provider of software as a service to nonprofits, today announced record revenue in the third quarter of 2004 which reflects continued acceptance of the company’s software as a service offerings.  For the quarter ended September 30, 2004, Kintera’s revenue was $7.0 million, an increase of 218% from $2.2 million in the third quarter of 2003, and an increase from $5.9 million in the second quarter of 2004.

Net revenue for the quarter met the top end of management’s guidance of $6.4 to $7.0 million given during Kintera’s second quarter 2004 earnings conference call.

“We are very pleased with our performance, which represents a growing number of nonprofit organizations embracing our ‘software as a service’ platform for success online,” said Harry E. Gruber, M.D., CEO and chairman of Kintera.  “To date, Kintera’s web-based tools have assisted with more than 63,000 nonprofit campaigns, and currently we service over 9,500 accounts and 2,200 contracts.”

In the last few months alone, Kintera has deployed services and technology for national nonprofit clients that include the YMCA, Common Cause and the National Education Association (NEA).  The Kintera Directed Giving program has added seven workplace giving solutions customers.  In the third quarter, Kintera announced strategic alliances with American Express in the U.S. and the Whitewater Group in London.

Kintera’s enterprise-grade platform, Kintera Sphere™, offers nonprofits an affordable and easy-to-use service that provides contact relationship management (CRM), a web content management system (CMS), eMarketing and workflow applications.  Kintera enhances the giving experience by providing feedback to donors about the impact of their gifts, thereby creating a sense of belonging and of being thanked.

During the third quarter of 2004, Kintera acquired Kamtech Information Systems.  Kamtech provides wealth screening services through its Marts & Lundy relationship to Boston College, Tulane University, The Nature Conservancy, Wolf Trap Foundation for the Performing Arts, Christopher Reeve Paralysis Foundation, and many other nonprofit clients.

9605 Scranton Road, Suite 240 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com

Kintera also acquired the businesses of KindMark and GivingCapital, which join the Kintera Directed Giving program to help consumers direct their gifts through workplace giving and donor-advised funds.  Clients of KindMark, a developer of corporate giving solutions to help corporations and nonprofits automate and support their workplace giving programs, include EDS, the Charles Schwab Corporation Foundation, Computer Sciences Corporation and other Fortune 500 corporations.  GivingCapital offers on-demand solutions for donor-advised funds and other wealth management products to prominent financial institutions including Smith Barney and Franklin Templeton Investments.

Added Gruber, “Kintera believes that there is significant operating synergy between workplace giving and donor-advised funds for validation of the nonprofit organization status and check distribution services.  Our focus on these two areas helps to drive donations to our customers, and offers significant growth opportunities for Kintera.”

Kintera typically generates revenue from upfront and monthly maintenance fees, as well as transaction fees for data screened and online donations processed for accounts.  In the third quarter, Kintera continued to experience significant growth in online donations processed.  For the twelve months ended September 30, 2004, the company processed $87.2 million in online donations for accounts, a 2.1-fold increase as compared to the $41.8 million processed for the twelve months ended September 30, 2003.  The company processed $34.6 million in donations in the third quarter of 2004, approximately 1.9 times as much as the $18.3 million processed in the third quarter of 2003.

Kintera’s net loss for the third quarter of 2004 was $4.5 million, or $0.17 per share, compared to a net loss of $2.4 million, or $0.23 per share, in the third quarter of 2003 and a loss of $4.2 million, or $0.17 per share, in the second quarter of 2004.  Loss per share for the quarter was consistent with guidance for a net loss of $0.15 to $0.17 per share that was given during Kintera’s second quarter 2004 earnings conference call.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $2.6 million, or $0.10 per share, in the third quarter of 2004, compared to a loss of $2.1 million, or $0.21 per share, in the third quarter of 2003.  EBITDA was a loss of $2.5 million, or $0.10 per share, in the second quarter of 2004.  Cash, cash equivalents and short-term investments as of September 30, 2004 totaled $46.8 million.

As previously announced, Kintera will hold a conference call today, November 4, 2004, after the markets close to discuss historical results.  The call, scheduled for 5:00 p.m. Eastern Time, will be hosted by Harry E. Gruber, M.D., chief executive officer and chairman of the board of directors; James A. Rotherham, chief financial officer; and Dennis N. Berman, executive vice president, corporate development and vice chairman of the board of directors.  The conference call can be accessed by dialing toll free 800-901-5226 (617-786-4513 for international calls), using conference code 95772929.  The live webcast and replay of the call over the Internet will be available at www.kintera.com in the “Investor Relations” area under “Financial Information.”

About Kintera Inc.

Kintera® Inc. (NASDAQ: KNTA) is an innovative provider of software as a service that helps nonprofit organizations foster a powerful sense of community to achieve their mission.  Kintera’s Knowledge Interaction technology strengthens an organization’s community by providing volunteers, members, donors and staff web-based tools to efficiently fulfill their tasks and share real-time data and information.  The company’s Internet innovations include its Friends Asking Friends® solicitation program and Kintera Sphere™, an enterprise-grade software system that provides content management, contact management, communication tools, commerce applications, community-building features and reporting functions.  Kintera’s technology is built on a unified database and payment processing engine.  A web browser is all that is needed to use Kintera Sphere to help increase donations, reduce fundraising costs and build awareness and affinity for a cause.  For more information, visit Kintera at www.kintera.com.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements.  Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Kintera is providing this information as of November 4, 2004, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Kintera’s anticipated operating results, and growth in the market for Kintera’s services.  These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here.  Readers are referred to the documents filed by Kintera with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to, our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information contained in this press release is a statement of Kintera’s present intention, belief or expectation and is based upon, among other things, the existing industry conditions, market conditions and prices, the economy in general and Kintera’s assumptions.  Kintera may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Kintera’s assumptions or otherwise.  Kintera undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and EBITDA per share, may be considered non-GAAP financial measures.  Kintera believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kintera, Inc.

Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Net revenues	$7,001	$2,207	$15,965	$5,152
Cost of revenues	1,997	424	3,771	1,011
Gross profit	5,004	1,783	12,194	4,141
Gross margin	71%	81%	76%	80%

Sales and marketing	4,482	1,936	11,300	5,620
Product development and support	1,686	841	5,345	2,394
General and administrative	2,066	377	5,532	1,280
Stock-based compensation	1,380	978	3,663	1,860
Total operating expenses	9,614	4,132	25,841	11,154

Operating loss	(4,610)	(2,349)	(13,647)	(7,013)

Interest income (expense) and other	142	(6)	269	4

Net loss	$(4,468)	$(2,355)	$(13,378)	$(7,009)

Basic and diluted net loss per share	$(0.17)	$(0.23)	$(0.55)	$(0.75)

Weighted average shares - basic and diluted	26,301	10,184	24,218	9,363

Kintera, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	As of September 30,	As of December 31,
	2004	2003
	(unaudited)
Cash, cash equivalents and short-investments	$46,755	$38,672
Accounts receivable	4,845	1,933
Accounts receivable from related party	—	475
Other current assets	1,174	754
Total current assets	52,774	41,834

Property and equipment, net	2,317	1,458
Intangibles and other	11,506	4,464
Total assets	$66,597	$47,756

Donations payable to customers	$3,048	$799
Deferred revenue	3,249	1,931
Bank debt	361
Accounts payable and other current liabilities	3,627	2,440
Total current liabilities	9,924	5,531

Other liabilities	158	72

Stockholders' equity	56,514	42,153
Total liabilities and stockholders' equity	$66,597	$47,756

Kintera, Inc.

Reconciliation of GAAP Net Loss to EBITDA

(in thousands)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net loss	$(4,468)	$(2,355)	$(13,378)	$(7,009)

Interest income	(142)	6	(269)	(4)

Depreciation	259	131	724	381

Taxes	23	2	92	13

Amortization of intangibles and deferred compensation	1,769	115	4,434	1,206

EBITDA	$(2,559)	$(2,101)	$(8,397)	$(5,414)

EBITDA per share	$(0.10)	$(0.21)	$(0.35)	$(0.58)

Weighted average shares - basic and diluted	26,301	10,184	24,218	9,363